Exhibit 10.24
EXECUTION VERSION

*Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
The redacted confidential portions of the exhibit are marked by [***].

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated November 4, 2019 (the “Effective Date”), is entered into by and between SFR MT LLC, a Delaware limited liability company (the “Seller”), and CONREX ML PORTFOLIO 2019-01 OPERATING COMPANY, LLC, a Delaware limited liability company (the “Purchaser”).
Whereas, (i) Conrex Property Management, LLC, a Delaware limited liability company (the “Property Manager”), is the current property manager for the Property (as defined herein) on behalf of Seller and has received property management fees in exchange for such services pursuant to a property management and services agreement (the “Existing PMA”), and (ii) an affiliate of Property Manager is the owner of an indirect interest in Purchaser and, therefore in consideration for such property management fees, its ownership interest in Purchaser and other good and other good and valuable consideration, Property Manager desires to join in this Agreement for purposes of giving certain representations and warranties set forth herein and providing credit support in connection therewith;
In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:
1.SALE OF PROPERTY
A.    Purchase and Sale. Subject to the terms and provisions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller, all of its right, title and interest in the real property (including land and all buildings, structures and improvements thereon, the “Real Property”), consisting of one thousand two hundred thirty (1,230) single family residential properties commonly known by the addresses set forth on Exhibit A attached hereto and incorporated herein, together with:
(i)    any personal property owned by the Seller and presently located on the Property (collectively, the “Personal Property”);
(ii)    all of the interest of the Seller in any leases, subleases, rental agreements or other agreements (written or verbal, now or hereafter in effect) that grant a possessory interest in or that otherwise grant rights with regard to use of all or any portion of the Property (together with any renewals and amendments thereof, each a “Lease” and collectively, the “Leases”; the Leases together with the Real Property and Personal Property, the “Property”); and

(iii)    all books, records, data, rental history, property and tenant files, rent rolls and repair and maintenance records associated with the Property in the possession of the Seller or the applicable Property Manager (the “Intangible Property”).
All of the dwelling units collectively are referred to as “Units”; an individual dwelling unit is referred to as a “Unit”; and more than one dwelling unit are referred to as the “Units”.
2.PURCHASE PRICE
A.    Purchase Price. The Seller and the Purchaser hereby acknowledge and agree that the purchase price of the Property shall be One Hundred Thirty-Six Million, Eight Hundred Thousand and No/100 Dollars ($136,800,000.00) (the “Purchase Price”). The Purchase Price shall be allocated to each individual Unit (any such allocated amount being the related “Allocated Purchase Price”) as set forth on Exhibit A.
B.    Payment of Purchase Price.    The Purchase Price shall be payable at Closing (as defined below). On or prior to the Closing Date (as defined below), the Purchaser shall deposit in escrow with Chicago Title Insurance Company (“Escrow Agent”) in immediately available funds (the “Cash Due at Closing”) the amount of the Purchase Price subject to any credits, reductions, prorations or other adjustments for which this Agreement provides, including pursuant to Sections 2(C), 6(B), 6(C), 6(D), 6(E) and 10(A) of this Agreement.
C.    Currently Listed Properties. Set forth on Schedule 2(C) are certain Units that the Seller has listed for sale as of the Effective Date (any such Unit, a “Currently Listed Property”), which Currently Listed Properties the Purchaser acknowledges may be sold by the Seller any time prior to the date which is two (2) Business Days prior to the Closing (the “Listing Cutoff Date”) or for which a contract of sale may be entered into prior to the Listing Cutoff Date. If any Currently Listed Property is sold by the Seller prior to the Listing Cutoff Date, or a contract for the sale thereof is entered into by the Seller prior to the Listing Cutoff Date, then such Currently Listed Property shall not be sold pursuant to this Agreement, such Currently Listed Property shall be removed from the Property, the proceeds thereof shall be retained by the Seller and the Purchase Price shall be reduced by the Allocated Purchase Price for such Currently Listed Property. From and after the Effective Date, the Seller agrees not to list for sale any Unit which is not a Currently Listed Property as of the Effective Date, and in the event Closing occurs Seller shall (or shall cause Property Manager to) unlist any Currently Listed Property that is sold pursuant to this Agreement.
3.PROPERTY CONDITION
A.    Delivery of Property Information.
(i)    On or prior to Effective Date, and to the extent in the actual possession or control of Seller or Property Manager, the Seller shall make available to the Purchaser and the Purchaser’s Agents (as defined herein), through the Property Manager, copies of the following items relating to the Property (collectively, the “Property Information”):

(a)    Leases for the Units which, as of the Effective Date, are leased;
(b)    A rent roll showing the current tenants occupying the Units under Leases, each lease end date, current rent, security deposits, and the options relating to such lease (the “Rent Roll”);
(c)    All other documents reasonably requested by the Seller;
(d)    The repair, maintenance and capital expenditure records for each Unit; and
(e)    HOA documents necessary for the Purchaser to review rental related restrictions for each Unit.
The Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, neither the Seller nor the Property Manager makes any representation or warranty, express or implied, as to the accuracy or completeness of the Property Information or the Data Tape (as defined in Section 5(A)(xii)), including, but not limited to, any financial information and/or projections contained therein. Except as expressly set forth in this Agreement, each of the Seller and the Property Manager hereby expressly disclaims any and all liability for representations or warranties, express or implied, regarding the Property Information and the Data Tape, and the Purchaser acknowledges and agrees that neither the Seller nor the Property Manager shall have any liability to the Purchaser resulting from the Purchaser's use of or reliance upon the Property Information or the Data Tape.
B.    Inspection of the Property. Beginning on September 26, 2019 and ending at 6:00 pm Eastern time on November 4, 2019 (the “Due Diligence Period”), the Purchaser and the Purchaser’s affiliates, engineers, employees, officers, directors, agents, representatives and attorneys (the “Purchaser’s Agents”) shall have the right (subject to the Inspection Cap (as defined herein)) to undertake a due diligence review of 100% of the Property. During the Due Diligence Period, with prior written notice (which may be accomplished by electronic mail) of no less than two (2) days to the Seller and the Property Manager, and at reasonable times, the Purchaser shall also have the right to conduct inspections of the Property, including, without limitation, physical examinations, structural tests, due diligence investigations, and feasibility studies (collectively, the “Inspections”). The Seller shall instruct the Property Manager to give the Purchaser and the Purchaser’s Agents reasonable access to relevant personnel during regular business hours and with reasonable prior written notice and shall provide access to all reports, books, records, contracts, data, documentation and any other information related to the Property in the Seller’s or Property Manager’s possession or control. The Seller shall instruct the Property Manager to provide interior access (on a one time basis) to the Purchaser and the Purchaser’s Agents for each of the unoccupied Units and up to ten percent (10%) of the occupied Units (the “Inspection Cap”). The Seller and the Purchaser shall confer promptly after the Effective Date to identify the Units for which the Seller will attempt to provide access. All Inspections shall be conducted in compliance with the terms hereof and subject to the rights of all tenants in possession. The Purchaser agrees that it shall not enter any homes currently leased to a tenant without providing a representative of the Property Manager a reasonable opportunity to be present, and only upon advance notice to the respective tenant(s), as required under the terms of the applicable Lease. Notwithstanding the foregoing, the Seller reserves the right to have a representative of the Seller accompany the Purchaser or its contractors, agents, employees and the like, during any Inspection or the conduct of any other physical investigation of the Property.
C.    Due Diligence Period and Right to Terminate. In the Purchaser’s sole and absolute discretion, for any or no reason, the Purchaser may elect to terminate this Agreement by sending the Seller written notice thereof in accordance with Section 10(C) hereof prior to the expiration of the Due Diligence Period. If the Purchaser so terminates this Agreement, neither party shall have any further rights or obligations hereunder except for those which are expressly stated to survive the termination of this Agreement. The Purchaser may agree to purchase all of the Properties (subject to the terms of Section 2(C) hereof) or agree to proceed to Closing prior to the end of the Due Diligence Period by providing written notice to the Seller at any time during the Due Diligence Period. If the Purchaser does not terminate this Agreement on or before the expiration of the Due Diligence Period, the parties shall, subject to the terms and conditions set forth in this Agreement, proceed to Closing and the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3(C).
4.TITLE REVIEW
A.    Title Commitment. The Purchaser shall use commercially reasonable efforts to obtain a current standard form commitment for title insurance for each Unit (one or more of which title commitments may contain multiple Units thereunder) no later than the expiration of the Due Diligence Period, issued by or on behalf of Escrow Agent, OS National, LLC or another national underwriter reasonably satisfactory to the Purchaser (“Title Company”; each such commitment, a “Commitment” and collectively, the “Commitments”) describing such Units, listing the Purchaser as the proposed insured, showing the Purchase Price allocated to the applicable Units as the policy amount and including legible copies of all recorded documents evidencing title exceptions, and Seller shall reasonably cooperate with Purchaser’s efforts. The Commitments shall be subject only to those title exceptions permitted by this Agreement or as may be approved or deemed approved by the Purchaser during the Due Diligence Period. The cost of the title examination fees and municipal lien search fees, and the cost of the Purchaser’s owner’s title policy (the “Purchaser’s Title Policy”) shall be allocated in the manner described in Section 6.
B.    Review of Title. If any exceptions appear in a Commitment that are unacceptable to the Purchaser, the Purchaser shall notify the Seller in writing of such objections (the “Purchaser’s Title Objections”) on or before November 4, 2019 (the “Title Objection Deadline”). The Seller shall have no obligation to cure any of Purchaser’s Title Objections, to bring any action or proceeding, or otherwise to incur any expense whatsoever to eliminate, cure, or modify any of Purchaser’s Title Objections, except for Monetary Liens (as hereinafter defined), which liens Seller shall cause to be released at or prior to Closing and which may be satisfied from the proceeds of the sale contemplated by this Agreement. Within three (3) days after the Seller’s receipt of Purchaser’s Title Objections, the Seller shall deliver written notice to the Purchaser advising the Purchaser whether the Seller intends to cure any of Purchaser’s Title Objections (the “Response Notice”). If Seller elects to cure any of Purchaser’s Title Objections, Seller shall use commercially reasonable efforts to cure or remove the same prior to Closing (provided that if Seller fails to cure or remove the same prior to Closing, then such Purchaser’s Title Objection shall not be a Permitted Exception). The Seller’s failure to timely deliver the Response Notice to the Purchaser within such three (3) day period shall be deemed to constitute an election by the Seller not to cure any of Purchaser’s Title Objections. If the Seller elects (or is deemed to have elected) not to cure any of Purchaser’s Title Objections with respect to a specific Unit or Units, then the Purchaser may elect by written notice received by Seller on or before the expiration of the Due Diligence Period to (i) terminate this Agreement, or (ii) waive Purchaser’s Title Objections, consummate the transaction contemplated herein, and accept such title as the Seller has elected to deliver without any reduction in Purchase Price, in which case the parties shall, subject to the terms and conditions set forth in this Agreement, proceed to Closing and the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4(B). The failure of the Purchaser to timely send notice to the Seller of the Purchaser’s election in the preceding sentence shall be deemed to mean that the Purchaser has elected to terminate this Agreement pursuant to clause (i) of the preceding sentence. In the event of a termination of this Agreement as described in this Section 4(B), neither party shall have any further rights or obligations hereunder except for those which are expressly stated to survive the termination of this Agreement. As used herein, “Monetary Liens” shall mean (a) mortgages or deeds of trust encumbering Seller’s interest in the Property or any portion thereof, (b) mechanics’ liens or notices thereof encumbering Seller’s interest in any portion of the Property, (c) liens for delinquent real estate taxes, governmental assessments, or homeowners’ association dues assessed against any portion of the Property owned by Seller, (d) judgment liens that can be removed by the payment of an ascertainable sum of money and that encumber one or more Units, and (e) code enforcement liens and municipal liens. Monetary Liens shall include, without limitation, those monetary issues set forth in Schedule 4(B) attached hereto. “Permitted Exceptions” shall refer to all of the following: (a) applicable zoning, building and land use laws, ordinances, rules and regulations provided that the same do not prohibit the use of any Unit as a single family residence, (b) the lien of taxes and assessments not yet due and payable, (c) the rights of the tenants, as tenants only, under the Leases, with no options to purchase or rights of first refusal to purchase, (d) those matters enumerated in “Schedule B-II” of the Title Commitments (other than Monetary Liens and those Purchaser’s Title Objections which Seller has elected in writing to cure or remove as provided in this Section 4(B)).
C.    Title Insurance Policies. At Closing, Seller shall convey and transfer to Purchaser insurable title to each Unit. A condition precedent to Purchaser’s obligation to purchase the Property shall be the irrevocable and unconditional written agreement of the Title Company to record each Deed on the Closing Date and to issue to Purchaser effective as of the date and time the Deed is recorded, an ALTA 2006 Form owner’s title insurance policy with respect to each Unit (each, an “Owner’s Policy”), or equivalent form acceptable to Purchaser, with coverage in the aggregate amount of the Purchase Price and dated as of the date and time the Deed is recorded, indicating title to the Real Property to be vested of record in Purchaser, subject solely to the Permitted Exceptions. If such condition is not satisfied, Purchaser shall be entitled to terminate this Agreement.
5.WARRANTIES AND REPRESENTATIONS

A.    Seller Warranties and Representations. The Seller represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date with respect to the Seller and the Property that:
(i)    The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and, to the extent required by applicable law, the states where the Real Property is located, and has full power and authority to enter into and to perform its obligations under this Agreement and under all documents and instruments executed and delivered pursuant to the terms of this Agreement in connection with the Closing, including (without limitation) the documents and instruments required pursuant to the terms of Section 7 (the “Closing Documents”) to be executed by Seller and to consummate the transaction contemplated herein. The persons executing this Agreement on behalf of the Seller have full power and authority to do so and to perform every act and to execute and deliver every Closing Document necessary or appropriate to consummate the transactions contemplated by this Agreement;
(ii)    All entity action on the part of the Seller and its constituents, which is required for the execution, delivery and performance by the Seller of this Agreement and each of the Closing Documents to be delivered by the Seller at the Closing (including, without limitation, any notice to, filing with, or any authorization, consent, or approval from any governmental instrumentality or other person or entity) has been duly and effectively taken;
(iii)    This Agreement and each of the Closing Documents to be delivered by the Seller at Closing constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity;
(iv)    Neither the execution of this Agreement nor the performance by the Seller of its obligations under this Agreement will result in any breach or violation of (a) the terms of any law, rule, ordinance, or regulation; or (b) any decree, judgment or order to which the Seller or any constituent member of the Seller is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by the Seller in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by the Seller of its obligations under this Agreement will not conflict with or result in a material breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under the Seller’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which the Seller is a party or by which the Seller or any of its assets may be bound other than with respect to any outstanding indebtedness to be satisfied at or prior to Closing;
(v)    The Seller is not a “Specially Designated National” or a prohibited person under Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism, as amended or the regulations issued pursuant thereto (collectively “Executive Order 13224”), and the Seller is not owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in Executive Order 13224, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control;
(vi)    Except as set forth on Schedule 5(A)(vi) hereto, to the Seller’s Knowledge, the Property has not been condemned in whole or in part and Seller has not received any written notice that such proceeding is contemplated;
(vii)    Seller has instructed the Property Manager to operate the Property in accordance with all applicable laws;
(viii)    Except as set forth on Schedule 5(A)(viii) hereto, to Seller’s Knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other entity pending or threatened in writing against or affecting the Property or the Seller, which actions, suits or proceedings would reasonably be expected to have a material adverse effect on such Property; to Seller’s Knowledge, no pending or threatened litigation or proceedings will adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement; to Seller’s Knowledge, the operation of the Property has not been, during Seller’s ownership of the Property, and is not now, the subject of any administrative investigation, action or judicial proceeding in regard to sex, age or racially discriminatory practices initiated by any governmental authority, or any private citizen, and no such investigation, administrative action, or judicial proceeding is now pending, nor is the Property presently operating under any court order or administrative agreement in regard to alleged sex, age or racially discriminatory practices;
(ix)    There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by the Seller or pending against the Seller. The Seller is solvent and has adequate capital for its business and undertakings, including the disposition contemplated by this Agreement;
(x)    The Seller has good and marketable fee simple legal and equitable title to the real property comprising the Property subject to Permitted Exceptions.

(xi)    The Seller’s ownership of the Property is free and clear of any liens, mechanic’s liens and mortgages (except to the extent being released or otherwise terminated in connection with Closing) other than Permitted Exceptions. At or prior to Closing, all taxes, governmental assessments and any other payments (including, but not limited to, sewer, water and utility payments) due and owing for periods prior to Closing in respect of the Property will be paid, or an escrow of funds in an amount sufficient to cover such payments will be established hereunder or will be insured against by the Purchaser’s Title Policy for such individual Property;
(xii)    To the Seller’s Knowledge, all information on the data tape referenced on Exhibit F hereto (the “Data Tape”), is true, complete and accurate in all material respects;
(xiii)    To the Seller’s Knowledge, the Seller has not knowingly withheld any material and adverse information with respect to the Property that is in the actual possession of the Seller and not otherwise available in the Property Manager’s property management system;
(xiv)    Each Unit is a single family residential property and no Unit is a housing cooperative or manufactured housing;
(xv)    Seller is the sole owner of the lessor's interest in all of the Leases;
(xvi)    Seller has instructed the Property Manager to enter leases for Units in the form attached to the Property Management Agreement;
(xvii)    To Seller’s Knowledge, there are no written or oral agreements affecting the Property or binding on Seller, other than the Property Management Agreement, the Leases, this Agreement, the Permitted Exceptions and vendor agreements for the provision of services to the Properties;
(xviii)    Seller has instructed the Property Manager to execute all leases of Units using the form attached to the Property Management Agreement with only those changes that are required by applicable law and Seller has no Knowledge that the Property Manager has violated that obligation by adding any option to sell any Unit, right of first refusal or right of first opportunity to any lease of any Unit or otherwise agreed to or executed any documents evidencing any such right with respect to any Unit. Other than with respect to any Leases, Seller has not entered into any agreement or understanding, either written or oral, pursuant to which any person or entity has the right to own, acquire, use or occupy any portion of the Property or any interest therein;
(xix)    Except as set forth in Schedule 5(A)(xix), the Seller has received no written notice from any governmental authority of zoning, building, fire, water, use, health, environmental or other violations of applicable law issued in respect of the Property which, to the Seller’s Knowledge, have not been heretofore corrected;

(xx)    Seller has no employees;
(xxi)    Seller is not “an employee benefit plan,” as such term is defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA. Neither the Property nor any of the other assets of Seller constitute or, to the knowledge of Seller, have ever constituted “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101;
(xxii)    The Property is properly zoned for its present and contemplated use as a single family rental. All licenses, permits, approvals and consents required in connection with the present and contemplated use and occupancy of the Property have been duly issued by the appropriate governmental authorities or private authorities and are in full force and effect; and
(xxiii)    All utilities required by applicable laws for the operation of the Property are available to the Property necessary for the present and contemplated use of the Property.
B.    Purchaser Warranties and Representations. The Purchaser represents and warrants to the Seller as of the Effective Date and as of the Closing Date that:
(i)    The Purchaser is a limited liability company in good standing, duly formed and validly existing under the laws of the State of Delaware. The Purchaser has the authority and power to enter into this Agreement and to consummate the transaction provided for herein. This Agreement and all other Closing Documents executed and delivered by the Purchaser constitute legal, valid, binding and enforceable obligations of the Purchaser, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement. The person executing this Agreement on behalf of the Purchaser has been duly authorized to do so;
(ii)    All entity action on the part of the Purchaser and its constituents, which is required for the execution, delivery and performance by the Purchaser of this Agreement and each of the Closing Documents to be delivered by the Purchaser at the Closing has been duly and effectively taken;
(iii)    This Agreement and each of the Closing Documents to be delivered by the Purchaser at Closing, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity;
(iv)    Neither the execution of this Agreement nor the performance by the Purchaser of its obligations under this Agreement will result in any breach or violation of (i)

the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which the Purchaser or any constituent member of the Purchaser is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by the Purchaser in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by the Purchaser of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under the Purchaser’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound;
(v)    To the knowledge of the Purchaser, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other entity pending or threatened in writing against or affecting the Purchaser;
(vi)    There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by the Purchaser or pending against the Purchaser. The Purchaser is solvent and has adequate capital for its business and undertakings, including the acquisition contemplated by this Agreement; and
(vii)    The Purchaser is not a “Specially Designated National” or a prohibited person under Executive Order 13224, and the Purchaser is not owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in Executive Order 13224, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.
C.    Property Manager Warranties and Representations. The Property Manager represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date with respect to the Property Manager and the Property that:
(i)    A copy of the Rent Roll used by Property Manager to manage the Property is attached as Exhibit I. The Rent Roll is a true, correct and complete, in all material respects, list of all leases and tenancy agreements affecting the Property and all amendments, extensions and modifications thereto, showing the name of each tenant, the date of each such lease and any amendment thereto, the rent and additional rent and percentage rent due under each such lease, the Security Deposit applicable to such lease, the options relating to such lease, and the other information set forth in the Rent Roll. Except as may be specifically noted to the contrary in the Rent Roll, to the Property Manager’s Knowledge: (i) no tenant is or shall become entitled to any concession, rebate, allowance, or free rent for any period subsequent to the

Closing, without the prior written consent of Purchaser except as disclosed on the Data Tape; (ii) the Property Manager has not granted any tenant any purchase option or other interest (other than its leasehold tenancy for a specified term, as stated in the Rent Roll); (iii) all of the services required to be supplied to each tenant pursuant to the Leases are presently being supplied in all material respects; (iv) Property Manager (for itself or on behalf of Seller) has not received any written notice of a failure of Seller or Property Manager to supply any service to any tenant that has not yet been supplied in compliance with the applicable lease, nor has Property Manager received any written notice from any tenant of a material default or alleged material default by Seller or Property Manager (including failure by Seller or Property Manager to complete any material item of work to be completed pursuant to any of the Leases with respect to which the obligations of the Property Manager are delinquent); (v) Property Manager (for itself or on behalf of Seller) has not received any written notice to cancel any of the Leases or any written notice disputing the computation of the rents payable pursuant to any of the Leases; (vi) there are no pending claims asserted by any tenants for offsets against rent or any other monetary claims made against Seller as landlord or Property Manager; and (vii) no tenant has given Property Manager written notice of its intention to vacate a Unit prior to the end of the term of its lease;
(ii)    The Property Manager maintains in its actual possession or control true and complete copies of the Leases (including all extensions, renewals and amendments thereof and thereto). The Property Manager has not entered into any written or oral agreements affecting the Property or binding on Seller, other than the Leases, and this Agreement;
(iii)    Except as set forth in Schedule 5(A)(xix), to the Property Manager’s Knowledge, there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Property; the Property Manager (for itself or on behalf of Seller) has received no written notice from any governmental authority of zoning, building, fire, water, use, health, environmental or other violations of applicable law issued in respect of the Property which have not been heretofore corrected;
(iv)    Except as set forth on Schedule 5(C)(iv), the Property Manager (for itself or on behalf of Seller) has not received any written notice of any unsafe or other condition which presents risk of injury to persons or loss of or damage to property affecting or concerning the Property which have not been heretofore corrected; and
(v)    Except as set forth on Schedule 5(C)(v), to the Property Manager’s Knowledge, there are no unsatisfied requests for material repairs, restorations or improvements requested by the Property Manager that require approval from the Seller and are awaiting approval from the Seller.
D.    Definitions. As used in this Agreement, the phrases “Known by the Seller”, “Knows”, “the Seller’s Knowledge,” “notice” or words of similar import with respect to Seller,

shall mean the present and actual knowledge of Ronald Madden and Glenn Rocca. As used in this Agreement, the phrases “Known by the Property Manager”, “Knows”, “the Property Manager’s Knowledge,” “notice” or words of similar import with respect to Property Manager, shall mean the present and actual knowledge of Ralph Nacey, Eric Phillipps and Jon Grzyb.
E.    Indemnification Provisions.
(i)    The representations and warranties of the parties hereto contained in this Agreement or any certificate given in connection herewith shall survive the Closing for a period of six (6) months; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 5(E) shall survive until such claim is finally and fully resolved (such period, the “Liability Period”). Each of the Purchaser and the Seller shall be entitled to bring a claim hereunder in respect of the covenants of the parties hereto contained in this Agreement to be performed in full prior to the Closing at any time until the nine (9) month anniversary of the Closing Date.
(ii)    During the Liability Period, the Seller shall indemnify and hold harmless the Purchaser and the Purchaser’s Agents, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) for and against all losses, to the extent arising out of or resulting from: (a) any breach of any representation or warranty in this Agreement or certifications given in connection with this Agreement by the Seller, and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by the Seller (any such amount a “Seller Indemnity Payment”). Notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable to the Purchaser for any losses resulting from or relating to any inaccuracy in or breach of any representation or warranty or any breach of any covenant or pursuant to any indemnity made by the Seller herein or in the documents delivered by the Seller in connection with the Closing in this Agreement if the Purchaser had knowledge of such breach on or prior to the Closing. In addition, notwithstanding anything to the contrary in this Agreement, (i) the Seller shall have no liability to the Purchaser for any breach of any representation, warranty or covenant or pursuant to any indemnity made by the Seller herein or in the documents delivered by the Seller in connection with the Closing unless and until the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Seller Tipping Bucket”) and after the Seller Tipping Bucket has been reached, the Purchaser shall be entitled to make a claim with respect to any such breach back to dollar zero; (ii) in no event will the Seller’s aggregate liability to the Purchaser hereunder and under the documents delivered by the Seller in connection with the Closing (including, without limitation, for any breach of representation, warranty or covenant or pursuant to any indemnity made by the Seller) exceed an amount (as applicable, the “Seller Liability Cap”) equal to five percent (5%) of the Purchase Price for any claim or notice of breach made by the Purchaser from the period after the Closing through and including the expiration of the Liability Period; and (iii) any liability of the Seller to the Purchaser hereunder or under the documents delivered by the Seller in connection with the Closing shall be limited in all instances to actual damages and in no event whatsoever shall the Seller be liable to the Purchaser for any special, indirect, incidental, exemplary, consequential or punitive damages. Notwithstanding the foregoing, the Closing Documents and Seller’s proration obligations under Section 6, obligations under Section 8(C) and Section 10(O), and indemnification obligations contained in Section 9(B) shall not be subject to the Seller Tipping Bucket or the Seller Liability Cap. The provisions of this Section 5(E)(ii) shall survive the Closing or earlier termination of this Agreement.
(iii)    During the Liability Period, the Purchaser shall indemnify and hold harmless the Seller and its affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against any and all losses, arising out of or resulting from: (a) any breach of any representation or warranty in this Agreement by the Purchaser or any certificate given by the Purchaser in connection with this Agreement, and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by the Purchaser. Notwithstanding anything to the contrary in this Agreement, any liability of the Purchaser to the Seller hereunder or under the documents delivered by the Purchaser in connection with the Closing shall be limited in all instances to actual damages and in no event whatsoever shall the Purchaser be liable to the Seller for any special, indirect, incidental, exemplary, consequential or punitive damages. The provisions of this Section 5(E)(iii) shall survive the Closing or earlier termination of this Agreement.
(iv)    During the Liability Period, the Property Manager shall indemnify and hold harmless each Purchaser Indemnified Party for and against all losses, to the extent arising out of or resulting from: (a) any breach of any representation or warranty in this Agreement or certifications given in connection with this Agreement by the Property Manager, and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by the Property Manager (any such amount a “PM Indemnity Payment”). Notwithstanding anything to the contrary in this Agreement, the Property Manager shall not be liable to the Purchaser for any losses resulting from or relating to any inaccuracy in or breach of any representation or warranty or any breach of any covenant or pursuant to any indemnity made by the Property Manager herein or in the documents delivered by the Property Manager in connection with the Closing in this Agreement if the Purchaser had knowledge of such breach on or prior to the Closing. In addition, notwithstanding anything to the contrary in this Agreement, (i) the Property Manager shall have no liability to the Purchaser for any breach of any representation, warranty or covenant or pursuant to any indemnity made by the Property Manager herein or in the documents delivered by the Property Manager in connection with the Closing unless and until the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “PM Tipping Bucket”) and after the PM Tipping Bucket has been reached, the Purchaser shall be entitled to make a claim with respect to any such breach back to dollar zero; (ii) in no event will the Property Manager’s aggregate liability to the Purchaser hereunder and under the documents delivered by the Property Manager in connection with the Closing (including, without limitation, for any breach of representation, warranty or covenant or pursuant to any indemnity made by the Property Manager) exceed an amount (as applicable, the “PM Liability Cap”) equal to (y) one percent (1%) of the Purchase Price for any claim or notice of breach made by the Purchaser from the period after the Closing through and including the expiration of the Liability Period; and (iii) any liability of the Property Manager to the Purchaser hereunder or under the documents delivered by the Property Manager in connection with the Closing shall be limited in all instances to actual damages and in no event whatsoever shall the Property Manager be liable to the Purchaser for any special, indirect, incidental, exemplary, consequential or punitive damages. The provisions of this Section 5(E)(ii) shall survive the Closing or earlier termination of this Agreement.
(v)    Any indemnity payments made by the Seller or the Purchaser pursuant to this Section 5(E) shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes, except as otherwise required by applicable law.
(vi)    If a claim may also be covered pursuant to the Owner’s Policy, Purchaser shall diligently pursue such claim and upon receipt of any proceeds from such claim, shall reimburse the Seller or Property Manager, as appropriate, the amount of net proceeds received after deducting the actual out-of-pocket costs of collection, not to exceed the related indemnity payment hereunder.
(vii)    Nothing in this Section 5(E) or in Section 8(A) will limit any remedy any party may have against any Person for fraud committed by such Person. In the absence of fraud, willful misconduct or, with respect to the third sentence of Section 8(A) only, bad faith of the Seller, the indemnification provisions set forth in this Section 5(E) shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement; provided, however, such limitation shall not impair the rights of any of the Parties to seek non-monetary equitable relief, including specific performance or injunctive relief to redress any default or breach of this Agreement. The provisions of this Section 5(E)(vi) shall survive the Closing or earlier termination of this Agreement.
6.CLOSING

A.    Time and Place of Closing. Provided that all of the conditions of this Agreement shall have been satisfied or waived, the closing of the purchase and sale of the Property and the transaction contemplated herein (the “Closing”) shall take place through an escrow with Escrow Agent on or before November 14, 2019 (the “Closing Date”) no later than 1:00 pm eastern time on such date. The Closing may be held at such other place or such earlier time and date as the Seller and the Purchaser shall mutually approve in writing.
B.    Expenses of the Parties. Subject to Section 6(C), the Purchaser and the Seller shall each be responsible for their respective costs and expenses (including, but not limited to legal, diligence, accounting and other related expenses) incurred in the structuring and negotiation of this Agreement.
C.    Expenses. The Purchaser shall pay (i) 50% of the escrow fees charged by Escrow Agent, (ii) the cost of the title examination fees and municipal lien search fees, (iii) the cost of any endorsements, increased coverages or premium for any lender’s title policy as may be desired by the Purchaser or required by the Purchaser, (iv) subject to the immediately following sentence, its own attorney’s fees, and (v) any and all costs incurred in connection with the Purchaser’s Inspections of the Property. The Seller shall pay (i) 50% of the escrow fees charged by Escrow Agent, (ii) if the Closing occurs, up to $125,000 of the Purchaser’s reasonable and customary legal fees incurred in connection with the negotiation, execution and delivery of this Agreement and the closing of the transactions contemplated hereby and (iii) its own attorney’s fees.
D.    Other Expenses. The Purchaser’s Title Policy, the recording costs for the Deed, any transfer fees and estoppel fees imposed by any homeowners’ association, transfer taxes, documentary stamps and any other expenses, shall be paid by the Purchaser or the Seller, as applicable, in accordance with the cost allocations set forth on Exhibit G hereto.
E.    Prorations.
(i)    Non-Rent. Assessments (including homeowners’ association assessments, municipal utility district charges and the like), current taxes and maintenance fees for the month of Closing or other applicable period will be prorated as of the Closing Date. The Seller shall pay all such expenses attributable to periods prior to the Closing Date (including, without limitation, the HOA Violations, as described in Section 7(C)(iii) below) and the Purchaser shall pay all expenses attributable to all periods from and after the Closing Date. If ad valorem taxes for the year in which the sale is closed are not available on the Closing Date, proration of taxes will be made on the basis of taxes assessed in the previous year and the parties shall re-prorate within thirty (30) days following receipt of the actual final tax bill. With respect to special assessments, the Seller shall pay all installments of special assessments due and payable in respect of the applicable Properties for all periods prior to the Closing Date, and the Purchaser shall pay all installments of special assessments in respect of the applicable Properties due and payable on and after the Closing Date; provided, however, that if any such special assessments shall be payable in one installment but relate to improvements which have a useful life for periods of time including the periods of ownership of the Seller and the Purchaser, the parties agree to prorate such special assessments equitably according to the parties’ respective periods of ownership. If any other charges, expenses, and income are unavailable at the Closing Date, then a readjustment of these items shall be made by the Purchaser and delivered to the Seller (a “Reconciliation Notice”) promptly after such items are determined but in any event within one hundred twenty (120) days of the Closing Date, and, if requested by the applicable the Seller, along with copies of supporting documents, to the extent reasonably available to the Purchaser, including applicable invoices, receipts, and other evidence of such charges. Within thirty (30) days after the receipt of the Reconciliation Notice, the Seller shall either approve the Reconciliation Notice (and thereafter within thirty (30) days the underpaying party shall pay the overpaying party) or disapprove. If the Seller disapproves the Reconciliation Notice, the Purchaser and the Seller shall cooperate in good faith to resolve the dispute. In the event the parties cannot agree, then either party may elect to have the dispute resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association. Upon final resolution either by agreement of the parties or by the arbitrator, the underpaying party shall pay the overpaying party within thirty (30) days.
(ii)    Renovation Costs. The Seller shall be responsible for the payment of any repair or renovation costs the Seller elects to perform on the Property prior to the Closing Date; provided, however, the Seller shall have no obligation to undertake any renovation of the Property prior to Closing. The Purchaser shall be responsible for the payment of all costs and expenses incurred in connection with the operation and ownership of the Property including, without limitation, any repair or renovation costs performed on the Property on or after the Closing Date. During the period occurring on and after the Effective Date to the Closing Date, the Seller shall not commence any repair to, or renovation of, any Property with an expected cost in excess of $5,000.00 without the prior written approval of the Purchaser.
(iii)    Leasing Costs. The Seller shall be solely responsible for the payment of all usual and customary third party finder’s fees, commissions and apartment locater fees with respect to Leases executed after the Effective Date and prior to the Closing.
(iv)    Rent. The Seller shall be entitled to all of the rents and all other reimbursements, charges and amounts payable to the landlord under the Leases (collectively, “Rents”) applicable to periods prior to and through 11:59 p.m. on the date immediately prior to the Closing Date (the “Proration Date”), and the Purchaser shall be entitled to all Rents applicable to periods thereafter. Rents prepaid to the Seller, and actually collected by the Seller, for the month in which the Closing Date occurs shall be prorated between the Purchaser and the Seller on the Proration Date on the basis of the number of days in the particular month, and the Purchaser shall receive a credit against the Purchase Price in an amount equal to the Purchaser’s pro rata share thereof. Any Rents not collected as of the Closing Date shall not be prorated at the time of Closing. With respect to any delinquent rentals, the Purchaser will use commercially reasonable efforts for a period of ninety (90) days following the Closing Date to collect the same for the Seller’s benefit after the Closing in the ordinary course of the operation of the Property and such collection, if any, will be applied first toward the rent for the then-current month, then the rent for the month in which the Closing occurs, and any excess monies received shall be applied toward the payment of the most recent rents due under the applicable Lease, with Seller’s share thereof (in any case) being promptly delivered to Seller. Nothing contained herein shall require the Purchaser to institute any lawsuit or other collection procedure to collect such delinquent rentals or declare a default under any Lease. If, subsequent to the Closing, any such Rents and other income allocable to the period after the Proration Date are actually received by the Seller following the Closing Date, the Seller shall remit the same (or pro rata share thereof) to the Purchaser within thirty (30) days after receipt (net of reasonable collection costs). The Seller shall have the right, before the Closing Date, to take such action as it deems appropriate to recover any unpaid Rents for periods prior to the Closing Date; provided, that the Seller shall not be permitted to institute any legal proceedings for the collection of such amounts or any eviction or similar dispossessory remedies after the Closing Date.
(v)    Security Deposits and Other Deposits. At Closing, the Purchaser shall receive a credit against the Purchase Price in the amount of any security or other refundable deposits actually paid to or received by the Seller under the Leases (and not, as of the Closing Date, returned to or forfeited by tenants under Leases to the extent permitted or required by such Lease), with interest required by the Leases or by applicable law accrued thereon through the Closing Date, and any prepaid rentals actually paid to or received by the Seller for periods subsequent to the Closing (collectively, the “Security Deposits”). The foregoing provisions of this paragraph shall survive the Closing and delivery of the Deeds.
(vi)    Closing Date Treatment; Property Manager Fees and Expenses. In making the prorations required by this Section 6(E), the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to the Purchaser. All fees and expenses accrued and/or due to any Property Manager as of the Closing Date shall be paid in full by the Seller not later than the Closing Date and receipts therefore shall be delivered to the Purchaser.
(vii)    Survival. The provisions of this Section 6(E) shall survive the Closing.
F.    Conditions Precedent To Obligations of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(i)    Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Sections 4(B) and 7(A).

(ii)    All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.
(iii)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
(iv)    The Title Company shall be prepared to deliver to Purchaser at Closing a marked title commitment, insuring Purchaser as owner of fee simple title to the Property subject only to the Permitted Exceptions.
G.    Conditions Precedent To Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
(i)    Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.
(ii)    Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 7(B).
(iii)    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.
(iv)    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.
(v)    [***] (“[***]”) shall have executed and delivered to Seller a legal, valid, binding and enforceable waiver of the yield maintenance payment provisions of the loan agreement between [***] and Seller, on terms satisfactory to Seller and [***] (the “Waiver”).
7.DELIVERIES AT CLOSING
A.    Seller’s Deliveries at Closing. At Closing, the Seller shall deliver to, and the Purchaser’s obligations hereunder shall be subject to receipt by, Escrow Agent of each of the following for recordation, filing or delivery to the Purchaser, as applicable, upon Closing, the following with respect to Units owned by such the Seller:
(i)    a special or limited warranty deed (or local equivalent) with respect to each Unit, in the applicable form customarily used in the state in which such Unit is located as attached hereto as Exhibit H (each, a “Deed”), duly executed and acknowledged by the Seller, subject to any and all matters of record to the extent the same are valid and affect the Units, which Deed, upon proper recording by the Purchaser, shall be sufficient to convey title to Purchaser in accordance with the requirements of Section 4(C). The Purchaser and the Seller agree that a Deed may describe multiple Properties if multiple Properties being conveyed are located in the same county;
(ii)    a Bill of Sale and General Assignment, in the form attached hereto as Exhibit B (the “Bill of Sale”) duly executed by the Seller for the conveyance of all Personal Property owned by the Seller in the Property, if any;
(iii)    an Assignment and Assumption of Leases, in the form attached hereto as Exhibit C (the “Assignment of Leases”) duly executed by the Seller with respect to the Leases affecting the Units;
(iv)    a notice to all tenants of the Property in the form attached hereto as Exhibit D (“Tenant Notice Letter”) duly executed by the Seller, duplicate copies of which shall be sent by Seller promptly after Closing to each tenant under the Leases (which obligation shall survive the Closing of the Transaction);
(v)    possession of the Property, subject to the rights of any tenants under any Leases;
(vi)    a “non-foreign” certificate in the form attached hereto as Exhibit E (the “Non-Foreign Affidavit”) duly executed by the Seller in accordance with the Internal Revenue Code;
(vii)    a settlement statement setting forth the Purchase Price, the closing adjustments and prorations and the application thereof at the Closing (the “Settlement Statement”), duly executed by the Seller;
(viii)    documentation satisfactory to the Title Company to establish the due authorization of Seller’s sale of the Property and the authority of the signatory to this Agreement and the documents delivered by Seller pursuant to this Section 7(A) to execute the same on behalf of Seller, and such other evidence of the authority and capacity of the Seller and its representatives as the Title Company may reasonably require;
(ix)    any additional instruments, duly executed and appropriately acknowledged by the Seller, as may be necessary for the Seller to have complied with the terms of this Agreement;
(x)    one or more owner’s affidavits or affidavits regarding debts and liens, as applicable in the states in which each Unit is located, as may be reasonably required by the Title Company, sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Leases, as tenants only) and mechanics’ or materialmen’s liens from any Purchaser’s Title Policy, other than Permitted Exceptions or Monetary Liens (provided that any such Monetary Liens are also Removed in accordance with Section 4(B));

(xi)    to the extent applicable, all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller or the Title Company;
(xii)    a termination of any existing property management agreement with respect to the Real Property, duly executed by all parties to the existing property management agreement;
(xiii)    to the extent applicable, an original 1099-S Certification duly executed by the Seller;
(xiv)    such other state-specific deliverables agreed to by Purchaser and Seller prior to the Closing Date or as otherwise required by applicable law; and
(xv)    a certificate stating that all of Seller's representations and warranties contained herein are true and correct as of the Closing Date or identifying any changes to such representations and warranties.
B.    Purchaser’s Deliveries at Closing. At Closing, the Purchaser shall deliver to, and the Seller’s obligations hereunder shall be subject to receipt by, Escrow Agent of each of the following for recordation, filing or delivery to the Seller, as applicable, upon Closing, the following:
(i)    the Purchase Price, as adjusted for prorations and other adjustments to be made in accordance with Section 2(B);
(ii)    the Assignment of Leases, duly executed by the Purchaser;
(iii)    the Settlement Statement, duly executed by the Purchaser;
(iv)    such other evidence of the authority and capacity of the Purchaser and its representatives as the Title Company may reasonably require;
(v)    any other documents as may be reasonably required by the Title Company and approved by the Purchaser;
(vi)    any additional instruments, duly executed and appropriately acknowledged by the Purchaser, as may be necessary for the Purchaser to have complied with the terms of this Agreement; and
(vii)    a payoff letter with respect to the loan from [***] to Seller which contains the Waiver.
C.    Property Manager’s Deliveries at Closing. At Closing, the Property Manager shall deliver to, and the Purchaser’s obligations hereunder shall be subject to receipt by, Escrow Agent of each of the following for recordation, filing or delivery to the Purchaser and the Seller, as applicable, upon Closing, the following:
(i)    an updated Rent Roll with respect to those Leases in effect on the date one (1) Business Day prior to the Closing Date, in the same form and containing the same level of detail as the Rent Roll attached hereto;
(ii)    notice letters to the applicable homeowners associations affecting any Unit (“HOAs”) regarding the sale of the Property setting forth Purchaser’s contact information and the Closing Date, together with any completed and signed forms required from Seller by the HOAs to evidence the sale of the Property from Seller to Purchaser;
(iii)    a report showing the current status of any and all unpaid HOA charges and assessments (the “HOA Violations”) as of the Closing Date; and
(iv)    a certificate stating that all of Property Manager's representations and warranties contained herein are true and correct as of the Closing Date or identifying any changes to such representations and warranties.
8.DEFAULT AND REMEDIES
A.    Default by the Seller. If the Seller fails to perform any of its obligations under this Agreement and if the Purchaser is not in default of its obligations hereunder, the Purchaser shall notify the Seller in writing of the nature of and occurrence of the event of default and the Seller shall have five (5) business days to cure such event of default; provided, however, that if the default is a failure to close on the Closing Date, then no cure rights shall exist and this Agreement shall terminate. If the Seller fails or refuses to cure such event of default, the Purchaser, at the Purchaser’s sole option, may either: (a) terminate this Agreement by delivering written notice to the Seller (and receive reimbursement of all of its reasonable pursuit costs), (b) seek the remedy of specific performance, or (c) waive said default and proceed to Closing without reduction or abatement of the Purchase Price and accept the Property subject to any such waived default. Notwithstanding the foregoing, if specific performance is not available and such event of default is due to fraud, willful misconduct or bad faith of the Seller, the Purchaser shall be entitled to all rights and remedies available at law or in equity, including without limitation, the right to recover all damages which the Purchaser may suffer as a result of such breach (including, without limitation, reimbursement for Purchaser’s actual out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement). Except as set forth in Section 5(D) hereof, nothing contained in this Agreement shall limit or otherwise affect any of the Purchaser’s rights or remedies against the Seller arising under any express indemnification of the Purchaser by the Seller set forth in this Agreement or arising from any breach or default by the Seller after the Closing of any obligations in this Agreement which are expressly provided to survive the Closing.
B.    Default by the Purchaser. If Purchaser defaults in its obligation to close the transaction contemplated by this Agreement (all conditions benefitting Purchaser having been satisfied or waived in writing), then the Seller shall notify the Purchaser in writing of the occurrence of the event of default and the Purchaser shall have five (5) days to cure such event of default. If the Purchaser fails or refuses to timely cure such event of default, the Seller shall have the right to terminate this Agreement, which shall be the Seller’s sole and exclusive remedy and the parties shall have no further rights or obligations under this Agreement. If the Closing occurs, nothing contained in this Agreement shall limit or otherwise affect any of the Seller’s rights or remedies against the Purchaser arising under any express indemnification of the Seller by the Purchaser set forth in this Agreement or arising from any breach or default by the Purchaser after the Closing of any obligations in this Agreement which are expressly provided to survive Closing.
C.    Attorney’s Fees. Notwithstanding any limitation of remedies described above, if it shall be necessary for either the Purchaser or the Seller to commence litigation to enforce its rights pursuant to this Agreement because of the default of the other party, the prevailing party shall reimburse the non-prevailing party for its reasonable out-of-pocket attorneys’ fees and costs.
9.SELLER’S AND PROPERTY MANAGER’S COVENANTS
A.    Seller Covenants.
(i)    From the Effective Date until the Closing (or the earlier termination of this Agreement), the Seller shall (or shall instruct the Property Manager consistent with the terms of the Existing PMA to):
(a)    operate and maintain the Property in substantially the same manner as it has heretofore operated and maintained the same in its normal course of business;
(b)    use commercially reasonable efforts consistent with past practice, to keep each of the Properties free from damage, maintain each of the Properties in good physical condition and not permit waste to occur with respect any of the Properties;
(c)    continue in the ordinary course of business to timely pay all bills and other payments due prior to the Closing with respect to the operation of the Property, subject to proration as set forth in Section 6 of this Agreement;
(d)    maintain its current insurance policies (or comparable substitutions thereof) in full force and effect through the Closing except for any modifications in the ordinary course of the Seller’s business, which modifications are consistent with past practice;
(e)    perform, when due, all material obligations under any and all agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules, and regulations;
(f)    not intentionally take any action which causes any of the representations or warranties in this Agreement to become untrue or be violated; and

(g)    not take any action that would reasonably be expected to have a material adverse effect on a Property;
(h)    not encumber any Real Property with any additional encumbrances without the prior written consent of Purchaser; and
(i)    promptly notify Purchaser of the Seller’s receipt of written notice of (x) any material casualty or condemnation affecting any Unit or threatened condemnation affecting any Real Property, (y) any violation of laws applicable to any Unit which violation would reasonably be expected to have a material adverse effect on such Unit, and (z) any litigation affecting the Property which litigation would reasonably be expected to have a material adverse effect on the Property.
(ii)    Leases. Any new lease signed between the Effective Date and the Closing shall satisfy the requirements of an Eligible Lease (as defined below), and a copy thereof shall be delivered to Purchaser prior to the Closing. The Seller shall pay all brokerage commissions and finders’ fees applicable to all Leases in effect as of the date of this Agreement and any commissions and finders’ fees, to the extent consistent with such commissions and fees paid by the Seller prior to the Effective Date, with respect to any new leases entered into after the Effective Date shall be paid by the Purchaser.
For purposes of this Agreement, “Eligible Lease” shall mean a lease for a Property that satisfies all of the following:
(a)    the form of lease reflects customary market standard terms;
(b)    the lease is entered into on an arms-length basis without payment support by the Seller or its partners, representatives, employees, agents or affiliates; provided, that any incentives offered to tenants shall not be deemed to constitute such payment support;
(c)    the lease is to a bona fide third-party tenant;
(d)    the lease is in compliance with all applicable laws, ordinances, rules, and regulations in all material respects; and
(e)    the lease is consistent with the Property Manager’s internal leasing guidelines.

B.    Property Manager Covenants.
(i)    From the Effective Date until the Closing (or the earlier termination of this Agreement), the Property Manager shall:
(a)    promptly notify Purchaser and Seller of the Property Manager’s receipt of written notice of (x) any material casualty or condemnation affecting any Unit or threatened condemnation affecting any Real Property, (y) any violation of laws applicable to any Unit which violation would reasonably be expected to have a material adverse effect on such Unit, and (z) any litigation affecting the Property of which Property Manager receives written notice, which litigation would reasonably be expected to have a material adverse effect on the Property, and by its execution of this Agreement, Seller consents to all such disclosures; and
(b)    prior to the Closing Date, market the Property for lease in the ordinary course of its business and subject to the terms of Section 9(A)(ii) above;
10.MISCELLANEOUS
A.    Condemnation. If, before the Closing, all or a material part of any individual Unit is taken by condemnation, eminent domain or by agreement in lieu thereof or any proceeding to acquire, take or condemn all or a material part of a Unit is threatened or commenced against any Unit, the Seller shall, upon Knowledge by the Seller of such proceedings, give the Purchaser prompt written notice thereof. The Purchaser shall have no right to exclude such affected Property, but shall be entitled to (and the Seller shall irrevocably assign to the Purchaser at the Closing) all of the Seller’s right, title and interest in and to any awards and proceeds of the taking, and the Purchaser shall receive a credit, at the Closing, for all awards and proceeds previously actually received by the Seller, after the reasonable, out-of-pocket costs and expenses of collection are deducted therefrom, but there shall be no adjustment to the Purchase Price.
B.    Damage or Destruction. If before the Closing any individual Property becomes subject to a casualty, the Seller shall, upon Knowledge by the Seller of such casualty, give the Purchaser prompt written notice thereof. The Purchaser shall have no right to exclude such affected Property, but shall be entitled to (and the Seller shall irrevocably assign to the Purchaser at the Closing) the Seller shall assign to Purchaser all rights of Seller in and to any insurance proceeds payable thereafter with respect to such affected Property and the Purchaser shall receive a credit against the Purchase Price in an amount of (i) any deductible related to the insurance for such affected Property and (ii) the amount of any uninsured loss or other loss under insurance which is not accessible to Purchaser.
Subject to Section 10(A) and (B), the risk of loss, damage or destruction to the Property by fire or other casualty or the taking of all or part of the Property by condemnation or eminent domain or by an agreement in lieu thereof until the Closing is assumed by Seller.

C.    Notice. All notices herein required shall be in writing and shall be served on the parties at the addresses or email addresses set forth below. Notices shall be deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours, or the following business day if hand delivered after normal business hours or on a day which is not a business day; (b) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested; provided, that, the sender has in its possession the return receipt to prove actual delivery; (c) one (1) business day after the notice has been deposited with either Federal Express or United Parcel Service or similar nationally recognized overnight carrier to be delivered by overnight delivery; provided, that, the sending party receives a confirmation of actual delivery from the courier; or (d) upon delivery when sent by email transmission to the email address set forth herein.

If to the Purchaser:	c/o Connorex-Lucinda, LLC 1505 King Street Ext., Suite 100 Charleston, South Carolina 29405 Attention: Ralph Nacey Email address: rnacey@con-rex.com And to: [***]
With a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: Joshua M. Kamin
Email address: jkamin@kslaw.com

And to:

Bryan Cave Leighton Paisner, LLP
1201 West Peachtree Street, Suite 1400
Atlanta, Georgia 30309
Attention: Todd Wade
Email address: todd.wade@bclplaw.com

If to the Seller:	SFR MT LLC 245 Park Avenue, 26th Fl. New York, New York 10167 Attention: Raul E. Moreno Email address: rmoreno@angelogordon.com
With a copy to:	Hunton Andrews Kurth LLP Bank of America Plaza, Suite 3500 Charlotte, North Carolina 28280 Attention: Robert J. Hahn Email address: rhahn@hunton.com

If to the Property Manager:	c/o Connorex-Lucinda, LLC 1505 King Street Ext., Suite 100 Charleston, South Carolina 29405 Attention: Eric Phillipps Email address: ephillipps@con-rex.com
With a copy to:	Bryan Cave Leighton Paisner, LLP 1201 West Peachtree Street, Suite 1400 Atlanta, Georgia 30309 Attention: Todd Wade Email address: todd.wade@bclplaw.com

D.    Time is of the Essence. Time is of the essence of this contract. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day. Unless otherwise specified in this Agreement, any reference to “days” shall mean “calendar days”.
E.    Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile or PDF shall be valid and effective to bind the party so signing.
F.    Effective Date. The Effective Date of this Agreement shall be the date that this Agreement is last signed by all of the parties hereto.
G.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles other than those contained in Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York.
H.    Integration; Modification; Waiver. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.
I.    Headings; Construction. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein,” “hereof,” “hereunder” and other similar compounds of the words “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. The Seller and the Purchaser acknowledge that each party and its counsel have taken the opportunity to review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.
J.    Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

K.    Binding Effect; Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser, and their respective heirs, personal representatives, successors and assigns; provided, however, that neither party hereto shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Furthermore, any permitted assignee of the Purchaser hereunder shall re-affirm the representations, warranties and indemnifications set forth in Section 5 of this Agreement.
L.    No Lien. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Property.
M.    No Recording. In no event shall this Agreement or any memorandum or affidavit hereof be recorded by the Purchaser in any public records. Any such recordation or attempted recordation shall constitute a breach of this Agreement by the Purchaser, and, in addition to the other remedies provided for herein, the Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the real estate records of the jurisdiction where each Property is located.
N.    Exhibits. All references to Exhibits contained herein are references to Exhibits attached hereto, all of which are made a part hereof for all purposes the same as if set forth herein verbatim, it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of execution and delivery thereof.
O.    Brokers. All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between the Seller and the Purchaser without the intervention of any person or other party as agent or broker. The Seller and the Purchaser shall and do each hereby indemnify, defend and hold harmless each other from and against the claims, demands, actions and judgments (including reasonable attorneys’ fees) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.
P.    Waiver of Jury Trial. The Purchaser, the Seller and Escrow Agent hereby unconditionally and irrevocably waive, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to this Agreement.
Q.    Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to the Seller or the Property, or the Purchaser respectively furnished to each other in connection with the Letter of Intent, dated September 24, 2019 (the “Letter of Intent”). by and among the Purchaser, [***] and Connorex-Lucinda, LLC, this Agreement or the Contemplated Transaction (as defined in the Letter of Intent) (collectively, the “Confidential Information”), except publicly available information. None of the parties hereto will, and neither will the Purchaser’s directors, officers, employees, agents, affiliates, members, managers, partners, shareholders and other representatives, disclose, divulge, provide or make accessible any of the

Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys that need to know or otherwise as required by law or regulation. The provisions of this Section 10(Q) shall survive any termination of this Agreement.

R.    Disclosure. Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives, members, managers, partners and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the Letter of Intent, this Agreement or the Contemplated Transactions, the status thereof, or the existence of this Agreement and the terms hereof, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with the other party. Neither party will issue any public announcement concerning the Contemplated Transaction without the approval of the other party, except as may be required by law.
S.    Limitation on Liability. Notwithstanding anything to the contrary contained herein (other than with respect to the Waiver), no direct or indirect member, partner, manager or other entity having a direct or indirect interest in, or management responsibility for, the affiliate of [***] which is a member of Purchaser (a “Purchaser ML Parent”), and no officer, director, trustee, shareholder, employee or other representative of the affiliate of [***] which is a member of Purchaser or of a Purchaser ML Parent (collectively, inclusive of Purchaser ML Parents, the “Purchaser ML Exculpated Parties”), shall have any liability under this Agreement whatsoever, and no Purchaser ML Exculpated Party shall now or hereafter be deemed to have any liability for, or have otherwise guaranteed, any obligations or other actions of Purchaser hereunder or otherwise relating to the transaction contemplated hereby (other than with respect to the Waiver). For the avoidance of doubt, each of the Purchaser ML Parent and the Purchaser ML Exculpated Parties shall exclude the Property Manager or any affiliate thereof. Seller, together with its successors and assigns, hereby irrevocably and unconditionally, now and forever (i) releases, remises, acquits and discharges each Purchaser ML Exculpated Party from and against any and all claims for relief, controversies, suits, actions, causes of action, liabilities, obligations, judgments, damages, expenses, claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever relating to this Agreement and transactions relating thereto (other than with respect to the Waiver), and (ii) covenants not to sue any Purchaser ML Exculpated Party on account of this Agreement or transactions relating thereto (other than with respect to the Waiver).
T.    State Specific Provisions. Purchaser and Seller shall reasonably cooperate with each other to attach state specific Riders to this Agreement on or prior to the Closing Date. Such Riders attached to this Agreement will be a part of this Agreement, and in the event of any conflict between the terms of this Agreement and the Riders, the terms of the applicable Rider shall control.

[SIGNATURES COMMENCE ON FOLLOW PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“SELLER” SFR MT LLC, a Delaware limited liability company By: /s/ Raul E. Moreno Name: Raul E. Moreno Title: Secretary Date of Execution: 11/4/2019
[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Purchase and Sale Agreement]

[Signature Page to Purchase and Sale Agreement]

“PURCHASER”: CONREX ML PORTFOLIO 2019-01 OPERATING COMPANY, LLC, a Delaware limited liability company By: /s/ Whit Bundy Name: Whit Bundy Title: Executive Vice President Date of Execution: 11/4/2019

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Purchase and Sale Agreement]

Agreed, with respect to the provisions of
Sections 5(C) and 5(E):

CONREX PROPERTY MANAGEMENT, LLC, a Delaware limited liability company

By: /s/ Whit Bundy
Name: Whit Bundy
Title: Chief Operating Officer

[Signature Page to Purchase and Sale Agreement]